Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-106062 and 333-106064 of Caraustar Industries, Inc. on Form S-8 of our report dated June 30, 2008 appearing in this Annual Report on Form 11-K of Caraustar Industries, Inc. Employees’ Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 30, 2008